Exhibit 4.2

Dated as of June 9, 2025

First Supplemental Indenture

U.S.$650,000,000

5.750% Notes due 2035

between

Gerdau Trade Inc.,

as Company

Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A.,

as Guarantors

and

The Bank of New York Mellon,

as Trustee, Paying Agent, Registrar and Transfer Agent

(i)

This First Supplemental Indenture, dated as of June 9, 2025, among:

(1)	Gerdau Trade Inc., a BVI business company limited by shares incorporated under the laws of the British Virgin Islands (herein called the “Company”), having its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands,

(2)	Gerdau S.A. (“Gerdau”), Gerdau Açominas S.A. (“Gerdau Açominas”) and Gerdau Aços Longos S.A. (“Gerdau Aços Longos”), each a corporation (sociedade anônima) duly organized and existing under the laws of the Federative Republic of Brazil (herein jointly called the “Guarantors”), having their principal office at Avenida Dra. Ruth Cardoso, 8501, 8th floor, 05425-070, São Paulo, São Paulo State, Brazil, and

(3)	The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York, having its principal corporate trust office at 240 Greenwich Street, New York, New York 10286, as Trustee (herein called the “Trustee”)

to the Indenture, dated as of June 9, 2025, among the Company, the Guarantors and the Trustee (the “Base Indenture”).

Whereas:

(A)	the Base Indenture provides for the issuance from time to time thereunder, in series, of debt securities of the Company carrying the guarantees of the Guarantors, and Section 2.1 and 3.1 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

(B)	the Company and the Guarantors desire by this First Supplemental Indenture to create a new series of debt securities to be issuable under the Base Indenture, as supplemented by this First Supplemental Indenture, and to be known as the Company’s 5.750% Notes due 2035 (the “Notes”) carrying the irrevocable and unconditional guarantees of Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. (the “Guarantees,” and together with the Notes, the “Securities”) the terms and provisions of which are to be as specified in this First Supplemental Indenture;

(C)	the Company and the Guarantors have duly authorized the execution and delivery of this First Supplemental Indenture to establish the Notes as a series of debt securities under the Base Indenture and to provide for, among other things, the issuance of and the form and terms of the Notes and additional covenants for the benefit of the Holders thereof and the Trustee; and

(D)	all things necessary to make this First Supplemental Indenture a valid and binding legal obligation of the Company and the Guarantors according to its terms have been done.

Now, Therefore, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company and the Guarantors covenant and agree with the Trustee as follows:

1.	Ratification of the Base Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

2.	Definitions

2.1	For all purposes of this First Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

2.1.1	all terms used in this First Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided in this First Supplemental Indenture;

2.1.2	the term “Securities” as defined in the Base Indenture and as used in any definition therein or herein, shall be deemed to include or refer to, as applicable, the Notes and the Guarantees; and

2.1.3	the following terms have the meanings given to them in this Section 2.1.3.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) –H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (ii) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the following two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (iii) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Trustee shall not have any responsibility to calculate or determine, nor shall it be liable to the Company, the Guarantors, the Holders or any party for, any calculation hereto.

3.	Amendments

3.1	The Indenture is hereby amended for the inclusion of Section 1.16 with the following language:

Section 1.16 Waiver of Immunity. To the extent that the Company or the Guarantors may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the Indenture and the Securities and to the extent that in any jurisdiction there may be immunity attributed to the Company, the Guarantors, the Company’s assets or the Guarantors’ assets, whether or not claimed, the Company and the Guarantors have irrevocably agreed for the benefit of the Holders of the Securities not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Nothing in this Section 1.16 shall affect the right of the Trustee, any Holder of the Notes or any other Person to serve process in any other manner permitted by law.

4.	General Terms and Conditions of the Notes

4.1	Designation

There is hereby authorized and established a new series of debt securities designated the “5.750% Notes due 2035”. The Notes will initially be limited to an aggregate principal amount of U.S.$650,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 9.6 or 11.5 of the Base Indenture) and shall be guaranteed by Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A.

The Company may from time to time, without notice to or consent of the Holders, create and issue an unlimited principal amount of additional Notes having the same terms and conditions as the initial Notes in all respects, except that the issue date, the issue price and the first payment of interest thereon may differ; provided, however, that unless such additional Notes are issued under a separate CUSIP, such additional Notes will be fungible with the initial Notes for U.S. federal income tax purposes or, if such additional Notes are not fungible with the initial Notes for U.S. federal income tax purposes, neither the initial Notes nor the additional Notes are issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Any such additional Notes will form a single series and vote together with the previously outstanding Notes for all purposes hereof.

The Stated Maturity of the Notes shall be on June 9, 2035. The Notes shall bear interest at the rate of 5.750% per annum, from June 9, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually on June 9 and December 9 of each year, commencing on December 9, 2025 (each, an “Interest Payment Date”), until the principal and premium thereof are paid or duly made available for payment. To the extent interest due on any Interest Payment Date is not paid, interest shall accrue thereon at the Default Interest to the extent permitted by law, until such unpaid interest and interest accrued thereon are paid in full.

4.2	Payments

The Company shall fund all payments of principal, interest and/or other such amounts due in respect of the Notes to the Trustee or the Paying Agent no later 11:00 a.m. New York Time one (1) Business Day prior to when payment is due to the Holders. The receipt by the Paying Agent or the Trustee from the Company of the Guarantors of each payment of principal, interest and/or other amounts due in respect of the Notes in the manner specified herein and on the date on which such amount of principal, interest and/or other amounts are then due, shall satisfy the obligations of the Company herein and under the Notes to make such payment to the Holders on the due date thereof; provided, however, that the liability of any Paying Agent hereunder shall not exceed any amounts paid to it by the Company or Guarantors, or held by it, on behalf of the Holders under this Indenture. Notwithstanding the preceding sentence or any other provision of this Indenture to the contrary, the Company shall indemnify the Holders in the event that there is subsequent failure by the Trustee or any Paying Agent to pay any amount due in respect of the Notes in accordance with the Notes and this Indenture as shall result in the receipt by the Holders of such amounts as would have been received by them had no such failure occurred.

All payments will be subject in all cases to any applicable tax or other laws and regulations, but without prejudice to the provisions of Section 10.7 of the Indenture. No commissions or expenses will be charged to the Holders in respect of such payments.

4.3	Forms Generally

The Notes shall be in substantially the forms set forth in this Section 4.2, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof.

4.3.1	Form of Face of the Note

[INCLUDE IN CASE OF A GLOBAL SECURITY – THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY GERDAU TRADE INC., GERDAU S.A., GERDAU AÇOMINAS S.A. AND GERDAU AÇOS LONGOS S.A. AND THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

[INCLUDE IN CASE OF A GLOBAL SECURITY FOR WHICH THE DEPOSITORY TRUST COMPANY IS THE DEPOSITARY – UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO GERDAU TRADE INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

GERDAU TRADE INC.

5.750% Notes due 2035

Unconditionally and Irrevocably Guaranteed by

GERDAU S.A., GERDAU AÇOMINAS S.A. AND GERDAU AÇOS LONGOS S.A.

CUSIP Number: 37373WAE0

ISIN: US37373WAE03

No. [   ]

US$ [   ]

GERDAU TRADE INC., a BVI business company limited by shares incorporated under the laws of the British Virgin Islands (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of US$[         ] ([                                                ] U.S. dollars) [IN THE CASE OF A GLOBAL SECURITY, INSERT –, or such other principal amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto,] on June 9, 2035, and to pay interest thereon semi-annually June 9 and December 9 of each year (each an “Interest Payment Date”), commencing on December 9, 2025, from June 9, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the rate of 5.750% per annum, until the principal hereof is paid or duly made available for payment, provided that any amount of principal of or premium, if any, or interest on this Note which is overdue shall bear interest, to the extent permitted by law, at the rate borne by the Notes plus 1% per annum from the date such amount is due to but not including the day it is paid or duly made available for payment, and such overdue principal of or premium, if any, or interest shall be paid as provided in Section 3.6 of the Base Indenture hereinafter referred to.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the “Regular Record Date” for such interest, which shall be the May 25 or November 24 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be proposed by the Company and notified to the Trustee, as provided in Section 3.6 of the Base Indenture hereinafter referred to.

Payment of the principal of or premium, if any, or interest on this Note will be made to the Person entitled thereto at the office of the Trustee or agency of the Company in the Borough of Manhattan, The City of New York, New York, maintained for such purpose, and at any other office or agency maintained by the Company for such purpose, in United States dollars upon surrender of this Note in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest payable on an Interest Payment Date); provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that all payments of the principal of or premium, if any, or interest on this Note, the Holders of which have given wire transfer instructions to the Trustee, the Company, or its agent at least 15 Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts with financial institutions in the United States specified by such Holders in such instructions. [IN CASE OF A GLOBAL SECURITY, INSERT – Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note will be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed.

Dated:

GERDAU TRADE INC.

By:
Name:
Title:

By:
Name:
Title:

Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. (herein jointly called the “Guarantors”) hereby irrevocably and unconditionally guarantees to each Holder the full and punctual payment (whether at the Stated Maturity date, upon redemption, purchase pursuant to an offer to purchase, acceleration or otherwise) of the principal, premium, if any, interest, Additional Amounts and all other amounts that may come due and payable under this Note and the full and punctual payment of all other amounts payable by the Company under the Indenture as they come due.

Dated:

GERDAU S.A.

By:
Name:
Title:

By:
Name:
Title:

GERDAU AÇOMINAS S.A.

By:
Name:
Title:

By:
Name:
Title:

GERDAU AÇOS LONGOS S.A.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

4.3.2	Form of Reverse of Note

1.	This Note is a duly authorized issue of debt securities of the Company issued in one or more series guaranteed by the Guarantors (herein called collectively, the “Securities”) under an Indenture, dated as of June 9, 2025 (the “Base Indenture”), as supplemented by a First Supplemental Indenture dated as of June 9, 2025 (collectively with the Base Indenture, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as Trustee, Paying Agent, Registrar and Transfer Agent (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. All capitalized terms not defined in this Note have the meanings assigned to them in the Indenture, except as otherwise provided in this Note. This Note is one of the series designated on the face hereof (herein called the “Notes”). For the avoidance of doubt, all references herein to the Securities shall be deemed to include the Guarantees of the Securities, which is an integral part thereof.

2.	The full and punctual payment of the principal, premium, if any, and interest and all other amounts payable under the Notes is irrevocably and unconditionally guaranteed by the Guarantors.

3.	If an Event of Default with respect to the Securities shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

4.	All payments in respect of the Securities and the Guarantees, shall be made free and clear of, and without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of the British Virgin Islands, Brazil or any political subdivision or authority of or in such relevant jurisdiction having power to tax or any other jurisdiction in which the Company or a Guarantor is organized or otherwise resident for tax purposes or any jurisdiction from or through which payment is made (any of the aforementioned being a “Relevant Taxing Jurisdiction”), unless such deduction or withholding is required by law. In the event that any such taxes, duties, assessments, fees or other governmental charges (and any fines, penalties or interest related thereto) are so imposed or levied, the Company, or a Guarantor, as applicable, shall pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment made by the Company, or a Guarantor, as applicable, on the Securities or the Guarantees after such deduction or withholding imposed upon or as a result of such payment by a Relevant Taxing Jurisdiction, shall not be less than the amount then due and payable on such Securities or Guarantees. The foregoing obligation to pay Additional Amounts, however, shall not apply to or in respect of:

(i)	any tax, duty, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Holder, on the one hand, and the Relevant Taxing Jurisdiction, on the other hand (including, without limitation, such Holder being or having been a citizen or resident thereof or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein), other than the mere receipt of such payment or the ownership or holding of, or the enforcement of rights under, such Securities or Guarantees;

(ii)	any tax, duty, assessment or other governmental charge which would not have been so imposed but for the presentation by such Holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(iii)	any tax, duty, assessment or other governmental charge to the extent that such tax, duty, assessment or other governmental charge would not have been imposed but for the failure of such Holder to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the Holder or beneficial owner of a bond (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction) if (a) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, duty, assessment or other governmental charge, (b) at least 30 days prior to the date on which the Company or a Guarantor, as applicable, shall apply this clause (iii), either the Company or a Guarantor, as applicable, shall have notified all Holders of Securities that some or all Holders of Securities shall be required to comply with such requirement and (c) in no event shall such Holder`s requirement to make such a declaration, claim or filing require such Holder to provide any materially more onerous information, documents or other evidence than would be required to be provided had such Holder been required to file U.S. Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or documentation required by the OECD Common Reporting Standard (CRS);

(iv)	any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

(v)	any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the Securities;

(vi)	any additional amounts with respect to any such deduction or withholding, imposed on or in respect of the Securities pursuant to FATCA, any treaty, law, regulation or other official guidance enacted by the Relevant Taxing Jurisdiction or in any jurisdiction in which payments on the Securities are made implementing FATCA, or any agreement between the Company, the Guarantors or a Paying Agent and such relevant jurisdiction, or any authority of any of the foregoing implementing FATCA; or

(vii)	any combination of the above.

As used in this section, “FATCA” means Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”), as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

The Company or a Guarantor, as applicable, shall also pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from execution, delivery, registration, enforcement or the making of payments in respect of the Securities, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the Relevant Taxing Jurisdiction other than those resulting from, or required to be paid in connection with, the enforcement of the Securities following the occurrence of any Default or Event of Default.

In addition, no Additional Amounts shall be paid with respect to a payment on any Security to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive the payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Security.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which notice is given to the Holders that the Trustee so receives the full amount. Except as specifically provided above, neither the Guarantors nor the Company will be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

For purposes of the provisions described in this paragraph 4, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s or the Guarantors’s obligation to pay Additional Amounts set forth in clause (i)(b) above shall not apply if the provision of information, documentation or other evidence described in such clause (i)(b) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and BVI or Brazilian law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including tax treaties between the United States and the British Virgin Islands or Brazil), regulations (including proposed regulations) and administrative practice.

The Company or the Guarantors, as the case may be, shall promptly provide the Trustee with documentation, if any, (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Foreign Taxes in respect of which the Company or the Guarantors has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agent, as applicable, upon request therefor.

The Company or the Guarantors, as the case may be, shall pay all present and future stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by the British Virgin Islands or Brazil or any other governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references in the Indenture and the Notes to principal, premium, if any, or interest in respect of the Notes or the Guarantees shall be deemed to mean and include all Additional Amounts, if any, payable in respect of such principal, premium, if any, or interest, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes or the Guarantees pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Securities, and, as a result thereof, such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company or the Guarantors. However, by making such assignment, the Holder makes no representation or warranty that the Company or the Guarantors will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

5.	All references in the Indenture and the Notes to principal in respect of any Note shall be deemed to mean and include any Redemption Price or Repurchase Price payable in respect of such Note pursuant to any redemption or repurchase right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date or Repurchase Date with respect to any such Redemption Price or Repurchase Price), and all such references to principal, premium, if any, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 10.7 of the Base Indenture, and express mention of the payment of any Redemption Price or Repurchase Price, or any such other amount in any provision hereof shall not be construed as excluding reference to the payment of any Redemption Price or Repurchase Price, or any such other amounts in those provisions hereof where such express reference is not made.

6.	Prior to March 9, 2035 (which is the date that is three months prior to the maturity of the Notes, the “Par Call Date”), the Notes will be redeemable, at the option of the Company, in whole or in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed, and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest on the principal amount of such Notes to the Redemption Date.

7.	At any time on or after the Par Call Date, the Company has the right to redeem the Notes, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

8.	Notwithstanding the foregoing, in connection with any tender offer for the Notes, in the event that the Holders of not less than 85% of the aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw Notes held by such Holder in such tender offer or a third party purchases all the Notes held by such Holders, the Company shall have the right, on not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all of the Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer, plus, to the extent not included in the purchase price, accrued and unpaid interest and Additional Amounts, if any, on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

9.	The Company will have the option to redeem, in whole but not in part, the Notes of the applicable series, at any time, upon giving not less than 10 nor more than 60 days’ notice to the Holders of such Securities (which notice will be irrevocable and made to the Trustee no later than five (5) Business Days prior to when notice is due to Holders of such Securities), at 100% of the principal amount thereof plus accrued and unpaid interest up to but not including the Redemption Date and any Additional Amounts payable up to but not including the Redemption Date, if (i) the Company has or will become obligated to pay Additional Amounts with respect to the Notes in excess of the Additional Amounts that the Company would pay if payments in respect of the Notes were subject to deduction or withholding at a rate of 15% (determined without regard to any interest, fees, penalties or other additions to tax) as a result of any change in, or amendment to, the treaties, laws or regulations of a Relevant Taxing Jurisdiction, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of the First Supplemental Indenture (or, in the case of any jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the First Supplemental Indenture, after the date on which such jurisdiction becomes a Relevant Taxing Jurisdiction), and (ii) such obligation cannot be avoided by the Company taking reasonable measures available to it. For the avoidance of doubt, for purposes of the preceding sentence, reasonable measures shall include a change of the jurisdiction of incorporation, residence or domicile of the Company, or any paying agent. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such additional amounts if a payment in respect of such notes were then due.

10.	On the Business Day prior to any Redemption Date, the Company will deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Redemption Price of the Notes to be redeemed on such Redemption Date, together with accrued interest to but not including the Redemption Date and any Additional Amounts which would be payable to but not including the Redemption Date. On and after any Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price, accrued interest and any Additional Amounts).

If less than all the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected less than 61 days prior to the Redemption Date by the Trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which the Notes are listed or if such securities exchange has no requirement governing redemption or the Notes are not then listed on a securities exchange, on a pro rata basis or by lot (or, in the event that the Notes are represented by Global Notes as of the Redemption Date, subject to the then-current rules and procedures of the applicable Depositary).

If the Notes are redeemed in part, the remaining outstanding amount of any Note of that series must be at least equal to U.S.$2,000 and be an integral multiple of U.S.$1,000.

12.	The Company, the Guarantors or any of their affiliates may at any time purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Any such purchased Notes may, in the Company’s discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

12.	The Indenture permits, subject to certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the affected Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the affected Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding of any affected Notes under the Indenture on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the affected Notes at the time Outstanding under the Indenture on behalf of the Holders of all the Notes, to waive certain past defaults under the Indenture and their consequences.

Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

13.	As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, (ii) the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and (iii) the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity, provided that no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Holders of this Note. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

14.	No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

15.	As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of (and premium, if any) and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes shall be issuable only in registered form without coupons and, unless otherwise specified as contemplated by Section 3.1.10 of the Base Indenture, only in minimum denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

16.	Prior to due surrender of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

18.	This Note, the Guarantees and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

19.	All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Abbreviations

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to Applicable Laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — [         ]

(Cust) [         ]

Custodian [         ] under Uniform (Minor)

Gifts to Minors Act [         ]

(State)

Additional abbreviations may also be used though not in the above list.

[To be Attached to Global Note]

Schedule of Increases or Decreases in Global Note

The initial principal amount of this Global Note is US$[       ].

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease or Increase	Signature of Authorized Officer of Trustee of the Notes Custodian

4.4	Maintenance of Office or Agency

With respect to any Notes that are not in the form of a Global Note, the Company will maintain an office or agency in the Borough of Manhattan, The City of New York, in accordance with Section 10.2 of the Base Indenture.

4.5	New York Stock Exchange Listing

If and for so long as the Notes are listed on the New York Stock Exchange and the rules of that securities exchange will so require, the Company and the Guarantors will maintain a Paying Agent and Transfer Agent in New York.

5.	Miscellaneous Provisions

5.1	Separability of Invalid Provisions

In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

5.2	Execution in Counterparts

This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

5.3	Governing Law

This First Supplemental Indenture, the Base Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the state of New York. The transactions contemplated by this First Supplemental Indenture, the Base Indenture, the Notes and the Guarantees have been proposed by the Trustee to the Company for the purposes of paragraph 2 of Article 9 of Brazilian Decree-Law No. 4,657 dated September 4, 1942 and for no other purpose or reason whatsoever.

6.	The Trustee

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

In witness whereof, each of the parties hereto has caused this First Supplemental Indenture to be duly executed on its behalf, all as of the day and year first written above.

GERDAU TRADE INC.

/s/ Rafael Dorneles Japur	/s/ Rafael Lebensold
Name: Rafael Dorneles Japur	Name: Rafael Lebensold
Title: Director	Title: Director

GERDAU S.A.

/s/ Rafael Dorneles Japur	/s/ Mauricio Metz
Name: Rafael Dorneles Japur	Name: Mauricio Metz
Title: Director	Title: Director

GERDAU AÇOMINAS S.A.

/s/ Rafael Dorneles Japur	/s/ Mauricio Metz
Name: Rafael Dorneles Japur	Name: Mauricio Metz
Title: Director	Title: Director

GERDAU AÇOS LONGOS S.A.

/s/ Rafael Dorneles Japur	/s/ Mauricio Metz
Name: Rafael Dorneles Japur	Name: Mauricio Metz
Title: Director	Title: Director

THE BANK OF NEW YORK MELLON,

as Trustee, Paying Agent, Registrar and Transfer Agent

/s/ Glenn G. McKeever
Name:	Glenn G. McKeever
Title:	Vice President